EXHIBIT 99


                                                NEWS

                                                FROM  KENNAMETAL INC.
                                                      P.O. Box 231
                                                      Latrobe, PA 15650
                                                      Phone 412-539-4617
                                                      Frank P. Simpkins
                                                      Manager
                                                      External Reporting

                                                DATE  January 31, 1997

                                         FOR RELEASE  Immediate



KENNAMETAL AUTHORIZES SHARE REPURCHASE
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LATROBE, Pa., January 31, 1997 - Kennametal Inc. (KMT/NYSE) today announced the adoption of a program to purchase from time to time up to a total of 1,600,000 shares of its outstanding capital stock for investment or other general corporate purposes. The repurchases may be made in the open market, in negotiated or other permissible transactions. The Company currently has approximately 26.8 million shares outstanding.

In making this announcement, Robert L. McGeehan, President and Chief Executive Officer, stated, "Today's action reflects our confidence in Kennametal's future, our strong capital position and our commitment to enhance shareholder value. We believe our stock is undervalued and represents a good investment. We have sufficient cash flow and available debt capacity to fund this repurchase program and make other future investments."